EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (File Nos. 333-140701, 333-149237, 333-159306, 333-165144, 333-172492, 333-180770, 333-187406, 333-194833, 333-203028, 333-210420, 333-216893, 333-223838 and 333-230391) pertaining to the 2016 Incentive Compensation Plan (formerly 2006 Incentive Compensation Plan) of Allot Ltd, of our report dated March 26, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Allot Ltd included in this annual report on Form 20-F for the year ended December 31, 2019.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel

March 26, 2020